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                                                                    EXHIBIT 11.1



              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
         COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995
                      (in thousands except per share data)

                                                                                     Year ended June 30,
                                                                              --------------------------------
                                                                                1997        1996        1995
                                                                              ---------  -----------  --------
Net Income                                                                    $ 38,510    $ 23,756    $ 17,604

PRIMARY
Weighted average number of shares outstanding                                   35,571      28,104      24,478

Additional weighted average shares from assumed exercise of dilutive stock options and warrants, net of shares
   assumed to be repurchased with exercise proceeds                                996         776       1,080

Additional weighted average shares from assumed issuance of shares
   issuable from acquisitions                                                       --          --          58
                                                                              --------    --------    --------
                                                                              $ 36,567    $ 28,880    $ 25,616
                                                                              ========    ========    ========


Earnings per share (primary)                                                  $   1.05    $    .82    $    .69
                                                                              ========    ========    ========

FULLY DILUTED
Weighted average number of shares outstanding                                   35,571      28,104      24,478

Additional weighted average shares from assumed exercise of dilutive stock options and warrants, net of shares assumed
   to be repurchased with exercise proceeds                                      1,069       1,000       1,230

Additional weighted average shares from assumed conversion
   of preferred stock                                                               --          46          72

Additional weighted average shares from assumed issuance of shares
   issuable from acquisition                                                        --          --          58
                                                                              --------    --------    --------
                                                                                36,640      29,150      25,838
                                                                              ========    ========    ========

Earnings per share (fully diluted)                                            $   1.05    $    .81    $    .68
                                                                              ========    ========    ========